Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 18, 2009, relating to the consolidated financial statements and financial statement schedule of ArvinMeritor, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in the measurement date of its defined benefit plan assets and liabilities to coincide with its year end and recognition of the funded status of its defined benefit and other postretirement plans), and the effectiveness of the Company’s internal control over financial reporting, appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of the Company for the year ended September 27, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Detroit, Michigan
November 18, 2009